Exhibit 99.1

3 Bethesda Metro Center, Suite 1200, Bethesda, MD 20814 PH 301.941.1500, FX 301.941.1553

News Release

LASALLE HOTEL PROPERTIES CLOSES ON ACQUISITION OF THE PARK CENTRAL HOTEL IN NEW YORK CITY

BETHESDA, MD — January 3, 2012 — LaSalle Hotel Properties (NYSE:LHO) today announced that it acquired The Park Central Hotel in New York City for $396.2 million. The 934-room, urban, full service hotel is located on Seventh Avenue, between West 55th and West 56th Streets, in midtown Manhattan. The transaction was funded with cash on hand, borrowings from the Company’s senior unsecured credit facility and issuance of 296,300 Operating Partnership Units valued at $27.00 per share. The Company received a $9.3 million reduction from the original purchase price in accordance with the terms of the purchase and sale agreement. The purchase price reduction is equal to the hotel’s income after debt service from September 2, 2011 through closing and is reflected in the $396.2 million purchase price.

“We are pleased to have finally closed on The Park Central Hotel,” said Michael D. Barnello, President and Chief Executive Officer of LaSalle Hotel Properties. “We remain excited about this well located New York City asset and our ability to acquire the hotel at an attractive purchase price.”

The hotel benefits from an excellent location, across the street from Carnegie Hall, three blocks south of Columbus Circle and Central Park, and five blocks from Rockefeller Center and Radio City Music Hall. The hotel is situated steps from midtown businesses and premium dining and is proximate to world renowned shopping and many of New York City’s preeminent tourist attractions. The hotel is just seven blocks north of Times Square and the theatre district.

The Park Central Hotel features two food and beverage outlets: Cityhouse, an 88-seat contemporary steakhouse, and Bar Bella, the hotel’s lobby lounge. The asset’s offerings also include 14,000 square feet of flexible meeting and function space, including an 8,500 square foot Grand Ballroom. Additionally, the property has 4,800 square feet of retail space.

The hotel was originally constructed in 1928 and has undergone numerous renovations throughout the years, with over $33.0 million since 2004. The Company plans to implement a renovation of the hotel, currently estimated at between $30.0 and $35.0 million, including guestrooms and guest bathrooms, corridors and the hotel’s lobby. The renovation is expected to commence late 2012 and conclude during 2013.

Highgate Holdings, which will continue to manage the Park Central, presently has a portfolio of more than 20,000 rooms located primarily in New York, San Francisco, Washington, DC, Las Vegas and Paris.

“We are thrilled to embark upon our LaSalle Hotel Properties relationship with such an important asset,” said Mehdi Khimji, a Principal of Highgate Holdings. “The location and scale of The Park Central Hotel has historically made it an outstanding performer in our portfolio and now with the planned renovation and LaSalle’s ownership, the hotel is poised to achieve its full potential.”

LaSalle Hotel Properties is a leading multi-operator real estate investment trust owning 37 upscale full-service hotels, totaling over 9,800 guest rooms in 13 markets in 9 states and the District of Columbia. The Company focuses on owning, redeveloping and repositioning upscale full-service hotels located in urban, resort and convention markets. LaSalle Hotel Properties seeks to grow through strategic relationships with premier lodging companies, including Westin Hotels and Resorts, Hilton Hotels Corporation, Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality, White Lodging Services Corporation, Thompson Hotels, Sandcastle Resorts & Hotels, Davidson Hotel Company, Denihan Hospitality Group, the Kimpton Hotel & Restaurant Group, LLC, Accor, Destination Hotels & Resorts, HEI Hotels & Resorts, JRK Hotel Group, Inc., Viceroy Hotel Group and Highgate Holdings.

This press release, together with other statements and information publicly disseminated by the Company, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. Forward-looking statements in this press release include, among others, statements about the renovation plans for the Park Central Hotel. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly, (ii) risks associated with the hotel industry, including competition, increases in wages, energy costs and other operating costs, actual or threatened terrorist attacks, downturns in general and local economic conditions and cancellation of or delays in the completion of anticipated demand generators, (iii) the availability and terms of financing and capital and the general volatility of securities markets, (iv) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws, (v) interest rate increases, (vi) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs, (vii) the possibility of uninsured losses, (viii) risks associated with redevelopment and repositioning projects, including delays and cost overruns and (ix) the risk factors discussed in the Company’s Annual Report on Form 10-K as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Additional Contacts:

Kenneth Fuller, LaSalle Hotel Properties – (301) 941-1500